                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14 (c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:


[ ]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement


                               THE MAINSTAY FUNDS
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A


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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                               THE MAINSTAY FUNDS
                                51 MADISON AVENUE
                            NEW YORK, NEW YORK 10010


                                                                October 22, 2008


Dear Shareholders of the MainStay Tax Free Bond Fund (the "Fund"):

     Effective September 29, 2008, the Board of Trustees of The MainStay Funds (the "Trust") approved Standish Mellon Asset Management Company LLC ("Standish") to replace MacKay Shields LLC as the subadvisor to the Fund.

     New York Life Investment Management LLC ("NYLIM") will remain the Fund's investment manager and will oversee Standish. Under the supervision of NYLIM, Standish will be responsible for the portfolio management of the Fund, including making the specific decisions about buying, selling and holding securities.

     This package contains more information about Standish and the Fund. Please review this information and call us toll-free at 800-MAINSTAY (624-6782) if you have any questions. Clients of investment advisers may also contact their investment adviser with any questions. We are not asking you for a proxy and you are requested not to send us a proxy.

     Thank you for your continued investment in the Fund.

                                        Sincerely,




                                        (-s- Stephen P. Fisher)

                                        Stephen P. Fisher
                                        President
                                        The MainStay Funds

                              IMPORTANT INFORMATION
                              FOR THE SHAREHOLDERS
                                     OF THE
                           MAINSTAY TAX FREE BOND FUND

     This document is an Information Statement and is being furnished to shareholders of the MainStay Tax Free Bond Fund (the "Fund"), a series of The MainStay Funds (the "Trust"), under the terms of an exemptive order (the "Order") issued by the Securities and Exchange Commission. New York Life Investment Management LLC ("NYLIM") serves as the investment manager for the Fund.

     The Order permits NYLIM, on behalf of a Fund and subject to the approval of the Board of Trustees (the "Board"), to hire or terminate unaffiliated subadvisors and to modify any existing or future subadvisory agreement with unaffiliated subadvisors without shareholder approval. This authority is subject to certain conditions. Under the Order, if the Fund retains a new unaffiliated subadvisor, the Fund must provide shareholders with certain information about the new subadvisor and the subadvisory agreement within 90 days of the hiring of the new subadvisor.

     The Board reviews all advisory and subadvisory agreements annually.


     This Information Statement is being mailed on or about October 22, 2008 to the shareholders of the Fund of record as of September 22, 2008 (the "Record Date"). Although the Fund will bear the expenses incurred in connection with preparing this Information Statement, NYLIM indirectly will bear these expenses through a management fee waiver or expense reimbursement under the terms of the Fund's contractual expense limitation arrangements. However, NYLIM may be able to recoup the amount of any such fee waiver or expense reimbursement from the Fund under the Fund's contractual expense limitation arrangements.


     As of the Record Date, the number of Fund shares issued and outstanding were as follows: Investor Class: 2,648,803; Class A: 16,330,706; Class B:
2,877,648; and Class C: 906,248. Information on shareholders who owned beneficially more than 5% of each class of shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of NYLIM, the executive officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund as of the Record Date.


 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                      APPOINTMENT OF STANDISH MELLON ASSET
                             MANAGEMENT COMPANY LLC
                            AS SUBADVISOR TO THE FUND

     On September 25, 2008, the Board approved NYLIM's recommendation to replace MacKay Shields LLC ("MacKay Shields") with Standish Mellon Asset Management Company LLC ("Standish") as the Fund's Subadvisor, effective September 29, 2008.

     As the municipal bond markets have become more specialized, NYLIM concluded that it had become more difficult for MacKay Shields to effectively manage the Fund. Based on ongoing discussions with the Board, NYLIM also acknowledged that the investment performance of the Fund has not met the Board's expectations in recent years, as evidenced in part by the Fund's historical investment performance relative to its peers and benchmark (the Lehman Brothers Municipal Bond Index). NYLIM's recommendation to engage Standish as the Fund's new subadvisor was based primarily on Standish's ability to provide enhanced services to the Fund with the goal of improving the Fund's long-term investment performance. NYLIM believes that Standish's historical commitment to the municipal securities asset class and strong in-house credit research capability will enhance the Fund's ability to monitor a broad range of potential municipal bond investments and the credit quality of bond insurers, which is particularly important in the current municipal bond market. NYLIM also noted the comparatively strong investment performance of similar portfolios managed by Standish as compared to the relative investment performance of the Fund over various time periods. In recommending Board approval of Standish to serve as the Fund's subadvisor, NYLIM believed that the Fund's shareholders would benefit from Standish's expertise, research capabilities and potential for stronger relative investment performance.

     Prior to recommending that Standish replace MacKay Shields as the Fund's Subadvisor, NYLIM undertook a multistep analysis of potential new subadvisors for the Fund. This analysis included a quantitative examination of investment performance track records and consistency of investment performance, risk controls and tracking error relative to relevant benchmark indices. Leading subadvisor candidates were then reviewed based on several qualitative factors, including strength and experience of portfolio management teams, scale of research capabilities, and quality of investment and operational risk controls. Following this analysis and subsequent in-person due diligence meetings, NYLIM determined to recommend that the Board approve Standish to serve as the Fund's new subadvisor.

     In connection with its consideration of NYLIM's recommendation, the members of the Board, including members of its Contracts Committee and Investment Committee, undertook a review of Standish's qualifications to serve as the Fund's subadvisor. On behalf of the Board, certain members of the Board's Contracts and Investment Committees conducted an in-person meeting with Standish representatives at Standish's headquarters in Boston, Massachusetts. The Contracts Committee considered factors relevant to the proposed new subadvisory relationship at a special meeting held on August 19, 2008, and the Contracts and Investment Committees both reviewed various matters relating to the proposed new subadvisory relationship at their regular meetings on September 24, 2008. Following these meetings, the Contracts Committee and Investment Committee of the Board each recommended Board approval of the new subadvisory agreement with Standish.

     In reaching its decision to approve the subadvisory agreement, the Board considered information furnished to the Board from NYLIM and Standish. The Board also requested and received responses from Standish to a comprehensive list of questions encompassing a variety of topics prepared on behalf of the Board by independent legal counsel to the Board.

     In determining to approve the new subadvisory agreement, the members of the Board reviewed and evaluated all of this information and factors they believed to be relevant and appropriate in light of legal advice furnished to them by independent legal counsel and through the exercise of their own business judgment. The broad factors considered by the Board are discussed in greater detail below, and included, among other things: (i) the nature, extent, and quality of the services to be provided to the Fund by Standish; (ii) the investment performance of the Fund and the historical investment performance of similar portfolios managed by Standish; (iii) the costs of the services to be provided by Standish from its relationship with the Fund; (iv) the extent to which economies of scale may be realized as the Fund grows, and the extent to which economies of scale may benefit Fund investors; and (v) the reasonableness of the Fund's management and subadvisory fee levels and overall total ordinary operating expenses.

     While the members of the Board may have weighed certain factors differently, the Board's decision to approve the subadvisory agreement was based on a comprehensive consideration of all the information provided to the Board in connection with its review of Standish. The Board also considered that shareholders of the Fund approved the ability of NYLIM to act as a "manager of managers," which allows the Board to engage certain new subadvisors for the Fund without the approval of Fund shareholders. A more detailed discussion of the factors that figured prominently in the Board's decision to approve the new subadvisory agreement is provided below.

NATURE, EXTENT AND QUALITY OF SERVICES TO BE PROVIDED BY STANDISH

     In considering the approval of the agreement, the Board examined the nature, extent and quality of the services that Standish proposed to provide to the Fund. The Board evaluated Standish's experience in serving as manager of other similar portfolios. In this regard, the Board took note of the experience of the Fund's portfolio managers, the number of accounts managed by the portfolio managers and Standish's method for compensating portfolio managers. The Board also considered the experience of senior personnel at Standish, as well as Standish's reputation and financial condition. The Board also observed that Standish has a long history of managing assets across all sectors of the municipal bond market and yield curve. The Board noted that Standish manages approximately $200 billion in total assets under management as of June 30, 2008 comprised entirely of fixed income investments. Based on these considerations, the Board concluded, within the context of its overall determinations regarding the subadvisory agreement, that the Fund is likely to benefit from the nature, extent and quality of these services as a result of Standish's experience, personnel, operations and resources.

INVESTMENT PERFORMANCE

     In evaluating investment performance, the Board considered the Fund's historical investment performance results in light of the Fund's investment objective, strategies and risks, as disclosed in the Fund's prospectus. The Board also considered information provided by NYLIM showing the investment performance of the Fund as compared to similar mutual funds managed by other investment advisers. The Board compared the Fund's historical investment performance to the investment performance of similar portfolios managed by Standish, as well as the strength of Standish's resources (including research capabilities) that may result in stronger long-term investment performance for the Fund over time. Based on these considerations, the Board concluded, within the context of its overall determinations regarding the subadvisory agreement, that the selection of Standish as subadvisor to the Fund is likely to benefit the Fund's long-term investment performance.

COSTS OF THE SERVICES PROVIDED BY STANDISH

     The Board considered the estimated costs of the services to be provided by Standish under the subadvisory agreement. In evaluating these estimated costs, the Board considered, among other things, Standish's investments in personnel, systems, equipment and other resources necessary to manage the Fund. The Board acknowledged that Standish must be in a position to pay and retain experienced professional personnel to provide services to the Fund, and that Standish's ability to maintain a strong financial position is important in order for Standish to provide high-quality ongoing services to the Fund and its shareholders. The Board did not consider estimated profitability information from Standish's relationship with the Fund, since Standish had not commenced its service as the Fund's subadvisor at the time the Board considered its approval of the subadvisory agreement. The Board will request information concerning the profitability of the Fund to Standish the next time that the Board considers the approval of the subadvisory agreement. The Board did consider, however, representations from NYLIM and Standish that the fees to be paid to Standish under the subadvisory agreement are the product of arm's length negotiations between NYLIM and Standish.


     The Board also considered certain fall-out benefits that may be realized by Standish due to its relationship with the Fund. The Board requested and received information from Standish and NYLIM concerning other business relationships between Standish and its affiliates, on the one hand, and NYLIM and its affiliates, on the other. The Board requested and received assurances that these other business relationships did not impact NYLIM's recommendation for Standish to serve as the Fund's subadvisor, and that neither NYLIM nor its affiliates is expected to benefit in its other business relationships due to Standish's engagement as the Fund's subadvisor.


     After evaluating the information presented to the Board, the Board concluded, within the context of its overall determinations regarding the subadvisory agreement, that any profits realized by Standish due to its relationship with the Fund will be the result of arm's length negotiations between NYLIM and Standish, and are based on subadvisory fees paid to Standish by NYLIM, not the Fund.

EXTENT TO WHICH ECONOMIES OF SCALE MAY BE REALIZED AS THE FUND GROWS

     The Board also considered whether the Fund's expense structure permitted economies of scale to be shared with Fund investors. The Board considered the extent to which the Fund benefits from economies of scale through expense waivers and reimbursements. The Board also observed that NYLIM historically has subsidized the Fund's overall expenses through the operation of contractual expense limitations that may be lifted only with prior approval of the Board.


     Based on this information, the Board concluded, within the context of its overall determinations regarding the subadvisory agreement, that the Fund's expense structure appropriately reflects economies of scale for the benefit of Fund investors. The Board noted, however, that it would continue to evaluate the reasonableness of the Fund's expense structure as the Fund continues to grow over time.

MANAGEMENT AND SUBADVISORY FEES AND TOTAL ORDINARY OPERATING EXPENSES

     The Board evaluated the reasonableness of the fees to be paid under the existing management and new subadvisory agreement, and the Fund's total ordinary operating expenses. The Board considered that the fees to be paid to Standish under the subadvisory agreement are paid by NYLIM, not the Fund, and will result in no increase in the Fund's expenses. While acknowledging that NYLIM will retain a greater portion of its management fee under the new subadvisory agreement with Standish as compared to the old subadvisory agreement with MacKay Shields, the Board considered that MacKay Shields is an affiliate of NYLIM, and that the net fees retained by NYLIM and its affiliates under the new subadvisory agreement with Standish therefore would be lower than the net fees retained by NYLIM and its affiliates under the old subadvisory agreement with MacKay Shields. The Board considered information provided by Standish concerning the fees it charges to other investment advisory clients, including institutional separate accounts and other funds with similar investment objectives as the Fund.

     In assessing the reasonableness of the Fund's management and subadvisory fees and total ordinary operating expenses, the Board took note of fee and expense arrangements that had been negotiated by the Board with NYLIM in recent years and observed that NYLIM has subsidized the total ordinary operating expenses of Fund share classes through the imposition of expense limitation arrangements that may be modified only with the prior approval of the Board.

     Based on these considerations, the Board concluded that the Fund's management and subadvisory fees and total ordinary operating expenses were within a range that is competitive and, within the context of the Board's overall conclusions regarding the subadvisory agreement, supports the conclusion that these fees to be paid under the subadvisory agreement are reasonable.

CONCLUSION

     On the basis of the information provided to it and its evaluation thereof, the Board, which consisted entirely of Independent Trustees, unanimously approved the new subadvisory agreement with Standish.

STANDISH MELLON ASSET MANAGEMENT COMPANY LLC

     Standish is a limited liability company located at BNY Mellon Center, 201 Washington Street, Boston, Massachusetts 02108. As of June 30, 2008, Standish managed approximately $200 billion in assets. Standish is a wholly-owned subsidiary of The Bank of New York Mellon Corporation, which is a publicly owned and traded company. The Bank of New York

Mellon Corporation is a global financial services company operating in 37 countries and serving more than 100 markets.


     No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of Standish. In addition, since November 1, 2007, the beginning of the Trust's last fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest in any material transaction or material proposed transaction to which Standish, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities was or is to be a party.




     The names and principal occupations of the principal executive officers of Standish, all located at BNY Mellon Center, 201 Washington Street, Boston, Massachusetts 02108 are listed below:

NAME                          PRINCIPAL OCCUPATION/TITLE
----                          --------------------------
Mitchell Harris               Chief Executive Officer
Desmond Mac Intyre            President
Edward Ladd                   Chairman


     Day-to-day management of the Fund is the responsibility of the following co-portfolio managers:


          Christine Todd, CFA Ms. Todd became a manager of the Tax Free Bond Fund in September 2008. At Standish, Ms. Todd is Managing Director, Tax Exempt Fixed Income and Insurance Strategies. She manages tax-sensitive fixed income portfolios for mutual funds, larger institutional, insurance, asbestos trust and high net worth clients. She joined Standish in 1995 from Gannett, Welsh & Kotler, where she was vice president responsible for municipal bond research and trading. Ms. Todd has an M.B.A. from Boston University and a B.A. from Georgetown University. Ms. Todd is a Trustee for the Dedham Institution for Savings and a member of its Investment Committee. She is a member of the Boston Security Analysts Society and the National Federation of Municipal Analysts.



          Michael Faloon, CFA, FRM Mr. Faloon became a manager of the Tax Free Bond Fund in September 2008. At Standish, Mr. Faloon is the Quantitative Analyst and Portfolio Manager for Tax Sensitive Strategies, responsible for quantitative research and assessing relative value of option imbedded securities. He also performs scenario analysis and evaluates index composition versus portfolio positioning. He joined Standish in 1999 from Fidelity Investments. Mr. Faloon is certified by the Global Association of Risk Professionals. Mr. Faloon has an M.S.F. from Northeastern University and a B.S. from the University of Maine.

     Standish acts as adviser/subadvisor with respect to the following funds that each have a similar investment objective as the Fund.

                                                      EFFECTIVE
FUND NAME                   ASSETS AS OF 6/30/08   SUBADVISORY FEE
---------                   --------------------   ---------------
UBS PACE Municipal Fixed
  Income..................      $341,234,997             0.15%
Standish Mellon
  Intermediate Tax
  Exempt..................      $152,731,584             0.40%
SEI Intermediate-Term
  Municipal Fund..........      $659,752,851             0.12%
SEI Massachusetts
  Municipal Bond Fund.....      $148,487,096             0.12%
SEI New York Municipal
  Bond Fund...............      $ 45,577,225             0.12%
SEI Pennsylvania Municipal
  Bond Fund...............      $104,097,483             0.12%
Russell Tax Exempt Bond
  Fund*...................      $204,954,134             0.18%


--------


   * The fund is sub-advised with a 50/50 split between Standish and Delaware Management Company.


INVESTMENT OBJECTIVES AND PRINCIPAL INVESTMENT STRATEGY OF THE FUND

     The Fund's investment objective is to provide a high level of current income free from regular federal income tax, consistent with the preservation of capital. The Fund normally invests in U.S. tax-exempt securities of any maturity that are at the time of purchase, rated in one of the top four categories (or short-term tax exempt securities rated in one of the top three categories) by Moody's Investors Service Inc. or Standard & Poor's. Not more than 20% of the Fund's net assets may be invested in unrated tax-exempt securities that are deemed by the Fund's subadvisor to be of comparable quality.

     The Fund normally invests at least 80% of its net assets in "municipal bonds" issued by, or on behalf of, the

     - states;

     - District of Columbia;

     - territories, commonwealths and possession of the United States and their political subdivisions; and

     - agencies, authorities and instrumentalities of these entities.

     The two main types of municipal bonds are general obligation and revenue bonds. Issuers of general obligation bonds include states, counties, cities, towns and regional districts. Payments of principal and interest are secured by the issuer's pledge of its full faith, credit and taxing powers. Revenue bonds are issued to finance capital projects. They are repaid from revenues raised by the project that the bonds finance. Many bonds also provide additional security.

     The Fund may not invest more than 20% of its net assets in tax-exempt securities subject to the federal alternative minimum tax for individual shareholders.


PRINCIPAL RISKS



     The values of debt securities fluctuate depending upon various factors, including:



     - interest rates,



     - issuer creditworthiness,



     - market conditions, and



     - maturities.



     Consistent with its principal investment strategies, the Fund's investments include derivatives, such as call and put options, futures contracts on debt securities or securities indices and options on futures contracts. The Fund may use derivatives to try to enhance returns or reduce the risk of loss of (hedge) certain of its holdings. Regardless of the purpose, the Fund may lose money using derivatives. The use of derivatives may increase the volatility of the Fund's net asset value and may involve a small investment of cash relative to the magnitude of risk assumed.



     Industrial development, pollution control, and revenue bonds are generally not secured by the taxing power of the municipality but are secured by revenues paid by the industrial user. This means that if the industrial user cannot repay principal and/or interest on the bonds, the Fund may lose money.


TERMS OF THE AGREEMENT


     The Agreement will continue in force until September 29, 2010, unless sooner terminated as provided in the Agreement. Thereafter, the Agreement will continue in force from year to year so long as it is specifically approved at least annually in the manner required by the Investment Company Act of 1940 ("1940 Act").


     The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Fund's management agreement with NYLIM and may be terminated by

NYLIM or Standish at any time without payment of any penalty on sixty days' prior written notice to the other party. The Agreement may also be terminated at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days' prior written notice to Standish.

MANAGEMENT AND SUBADVISORY FEES

     The management fee for the Fund is an annual percentage of the Fund's average daily net assets. Effective August 1, 2008, NYLIM has contractually agreed to waive a portion of its management fee to 0.45% on assets of up to $500 million, 0.425% on assets from $500 million to $1 billion and 0.40% on assets in excess of $1 billion. Without this waiver, the actual management fee would be 0.60% on assets up to $500 million, 0.575% on assets from $500 million to $1 billion and 0.55% on assets in excess of $1 billion. This waiver may be discontinued at any time without notice.

     Under the Agreement, NYLIM pays Standish a subadvisory fee, computed daily and payable monthly, at an annual rate of 0.25% on assets up to $50 million and 0.15% on assets in excess of $50 million. As discussed above, the annual subadvisory fees paid to Standish under the Agreement are lower than those paid to MacKay Shields.

     For the fiscal year ended October 31, 2007, the aggregate subadvisory fees paid by NYLIM to MacKay Shields for services rendered to the Fund were $523,358. No fees were paid to Standish during the Fund's last fiscal year.


     If Standish had served as subadvisor during the fiscal year ended October 31, 2007, the aggregate subadvisory fees that would have been paid under the terms of the Agreement would have been $413,022.


     All fees due to Standish under the Agreement are paid by NYLIM and are not additional expenses to the Fund.


THERE WILL BE NO INCREASE IN ADVISORY FEES PAID BY THE FUND TO NYLIM IN CONNECTION WITH THE REPLACEMENT OF MACKAY SHIELDS BY STANDISH AS THE SUBADVISOR
                                  TO THE FUND.

                               GENERAL INFORMATION

     More information about the Fund, including the Statement of Additional Information and the Annual/Semiannual Reports, is available, without charge, upon request. To obtain information, call toll-free 800-MAINSTAY (624-6782), visit our website at mainstayinvestments.com, or write to NYLIFE Distributors LLC, Attn: MainStay Marketing Department, 169 Lackawanna Avenue, Parsippany, New Jersey 07054.

     The principal executive offices of NYLIM and the Fund are located at 51 Madison Avenue, New York, New York 10010.


     NYLIM Service Company LLC, 169 Lackawanna Avenue, Parsippany, New Jersey 07054, acts as the Fund's transfer agent and dividend disbursing agent. The Fund's distributor is NYLIFE Distributors LLC, 169 Lackawanna Avenue, Parsippany, New Jersey 07054. The Fund's custodian is State Street Bank & Trust Company, One Lincoln Street, Boston, Massachusetts 02111-2900.

                                   APPENDIX A

                        SHAREHOLDERS OWNING MORE THAN 5%
             OF MAINSTAY TAX FREE BOND FUND AS OF SEPTEMBER 22, 2008



NAME AND ADDRESS OF BENEFICIAL
OWNER                             CLASS   PERCENTAGE   NUMBER OF SHARES
------------------------------    -----   ----------   ----------------
NFS LLC FEBO....................    C         5.56%       50,407.1100
  David G. Newsom
  33 Winston Road
  Holliston, MA 01746-1454
Citigroup Global Markets Inc....    C         5.68%       51,492.2990
  Attn: Peter Booth 7(th) Floor
  333 West 34(th) Street
  New York, NY 10001-2402
Merrill Lynch Pierce Fenner &       C        25.22%      228,553.5580
  Smith Inc.....................
  For the Sole Benefit of its
  Customers
  Attn: Fund Administration
  97T98
  4800 Deer Lake Drive East
  3(rd) Floor
  Jacksonville, FL 32246-6484